Exhibit 99.1

Akers Biosciences and Premas Biotech Announce Initiation of Animal Studies

Company intends to cease focus on screening and testing products business

Thorofare, New Jersey, July 7, 2020/ -- Akers Biosciences, Inc. (the “Company”) (NASDAQ: AKER), a developer of rapid health information technologies, today announced with its partner, Premas Biotech, the initiation of animal studies for its SARS-CoV-2 vaccine candidate in India. Premas has successfully completed the manufacturing process for the VLP (virus like particle) vaccine candidate, including three antigens from SARS-CoV-2. The 4-week test is expected to be placebo controlled, blinded, and randomized, in mice. The test will first seek to evaluate safety in the rodent model and secondly examine immune response dose titration. Premas plans to administer the test across different dose amounts, including amounts that would be applicable to humans.

Prabuddha Kundu, Co-Founder and Managing Director at Premas Biotech, commented, “We are excited that we have been able to manufacture and characterize the VLP containing three main proteins from the SARS-CoV-2 virus. We are now moving ahead for this animal study using mice to analyze safety and immunogenicity of the candidate. We believe it will be first case of a three antigen VLP being dosed in an animal for SARS CoV-2.”

Premas is also currently engaged in communications with regulatory authorities in both India and the United States. Data from this study is expected in approximately six weeks.

Concurrently with the initiation of this trial, Akers has determined that it will cease shipping its PIFA Heparin / Platelet Factor 4 Rapid Assay products and will no longer focus on the development, manufacture, and supply of rapid, point of care screening and testing products.

Christopher Schreiber, Executive Chairman of Akers, stated, “The initiation of animal studies is an important milestone for us with our partner, Premas. Concurrently with the initiation of this trial, the board of Akers believed it would be in the best interest of stockholders to cease Akers’ screening and testing products line of business and to focus its resources on other strategic priorities that are currently being evaluated.”

About Premas Biotech

Premas Biotech develops novel & transformational technologies and partners with global biopharmaceutical companies to build and develop novel biotherapeutic & vaccine candidates. Premas’ key focus areas are infectious diseases, cancer, metabolic disorders and inflammation. Besides D-CryptTM the difficult to express proteins expression platform, Premas’ leading technologies include Axtex-4D™: an ex-vivo tissueoid generation platform and C-Qwence™: a fully human naive India based scFv antibody library. Further information is available on the Company’s website: www.premasbiotech.com

Contact email: contact@premasbiotech.com

About Akers Biosciences Inc.

Akers Biosciences is pursuing the development of a recently acquired license to a coronavirus vaccine candidate.  Akers has also previously announced that that it had identified the hemp and minor cannabinoid sectors as promising adjacent opportunities that could benefit from Akers’ existing facility and its core competencies.

Additional information on the company and its products can be found at www.akersbio.com.

Forward Looking Statements

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact, and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, market and other conditions, changes in the market acceptance of the company’s products and services; challenges we may face in identifying, acquiring and operating new business opportunities; the outcome of litigation or other proceedings to which the company is subject or which it may become subject to in the future; increased levels of competition; changes in political, economic or regulatory conditions generally and in the markets in which the company operates; the company’s relationships with its key customers; adverse conditions in the industries in which the company’s customers operate; the company’s ability to retain and attract senior management and other key employees; the company’s ability to quickly and effectively respond to new technological developments; the company’s ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the company’s proprietary rights; the company’s ability to achieve the expected benefits and costs of the transactions related to the acquisition of Cystron Biotech, LLC, including, the timing of, and the company’s ability to, obtain and maintain regulatory approvals for clinical trials of the company’s vaccine product candidate, the timing and results of the company’s planned clinical trials for its vaccine product candidate, the amount of funds the company requires for its vaccine product candidate, and the company’s ability to maintain its license with Premas Biotech PVT Ltd; and the impact of the recent COVID-19 outbreak on the company’s results of operations, business plan and the global economy. A discussion of these and other factors, including risks and uncertainties with respect to the company, is set forth in the company’s filings with the SEC, including its annual report on Form 10-K filed with the Securities and Exchange Commission, as may be supplemented or amended by the company’s Quarterly Reports on Form 10-Q. The company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations: Hayden IR

Brett Mass, Managing Partner

Phone: (646) 536-7331

Email: brett@haydenir.com

www.haydenir.com